DatChat Enters into Letter of Intent to Acquire Avila Security Corporation and their Web 3.0 Patent Portfolio of Blockchain Messaging, Blockchain Digital Rights Management, Secure Audio and Video Streaming & Self-Sovereign ID Technology

NEW BRUNSWICK, N.J., January 20, 2022 (GLOBE NEWSWIRE) -- DatChat, Inc. ("DatChat" or the "Company") (Nasdaq: DATS), a communications and social media company that gives users the ability to communicate, share, and post with privacy and screen capture protection, today announced the Company has signed a Letter of Intent to acquire Avila Security Corporation (“Avila Security”) effectuating the Company to secure four issued patents and two pending applications, subject to customary closing conditions. The transaction terms include $1 million in cash and the greater of 739,650 shares of restricted common stock or $2.5 million of restricted common stock [of DatChat] based on the previous 30 day average closing share price at closing.

If completed, the transaction will expand DatChat’s intellectual property assets to include blockchain based digital rights management and object sharing technology, including encrypted WebRTC real-time video and audio streaming communications. The proposed acquisition follows the appointment of Mark Mathis as Chief Blockchain Architect, demonstrating continued investment and effort toward the implementation of commercially-operational blockchain technology in messaging.

“The proposed acquisition of the intellectual property will further position our significant competitive advantage that we believe will govern key aspects of the Web 3.0 and Metaverse infrastructure,” said DatChat CEO Darin Myman. “From this, we believe that we will be able to leverage new revenue opportunities from both the licensing and development of this technology. Notably, the blockchain-based digital rights management patents alone will give us the ability to develop a platform for users to easily license and manage NFTs, audio and video content, documents, subscriptions, messages, self-sovereign identity and much more. We believe that this acquisition will bolster our position as a significant player in Web 3.0 and Metaverse ecommerce, advertising and messaging.”

Patents to be Acquired:

• U.S. Patent 11,151,229 – Secure Messaging Service With Digital Rights Management Using Blockchain

• U.S. Patent 10,873,852 – POOF: A Secure Mobile Text Message and Object Sharing Application, System, and Method for Same

• U.S. Patent # 11,100,197 B1 – Secure WebRTC Real-Time Communications Service for Audio and Video Streaming Communications

• U.S. Patent # 11,176,226 B2 – Secure Messaging Service with Digital Rights Management Using Blockchain Technology

The letter of intent is non-binding, and the closing of the transaction contemplated thereby is subject to the satisfaction of numerous conditions, including satisfactory due diligence, the negotiation, and execution of binding definitive agreements. The parties have agreed to an exclusivity period until April 19, 2022, to reach the definitive agreement. There can be no assurance that the terms of a definitive agreement will be agreed to or that the proposed acquisition will be completed as proposed or at all.

The DatChat Social Network+ app is available as a free download for iOS and Android.

About DatChat, Inc.

DatChat Inc. is a blockchain, cybersecurity, and social media Company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that, at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Investor Relations contact:
Alex Thompson, John Yi
Gateway Group, Inc.
(949) 574-3860
DATS@gatewayir.com

Press contact:
Natalie Balladarsch
Gateway Group, Inc.
(949) 574-3860
DATS@gatewayir.com